UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 7, 2013

LUCID, INC.

(Exact name of registrant as specified in its charter)

New York	001-35379	16-1406957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

95 Methodist Hill Drive, Suite 500, Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (585) 239-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 7, 2013, Lucid, Inc. operating as Caliber Imaging & Diagnostics, a New York corporation (“Caliber I.D.” or the “Company”), entered into a letter agreement with Northeast LCD Capital, LLC (“Northeast Capital”), an affiliate of the Company, to modify the Subsequent Term Note dated May 20, 2013 (the “2013 Term Loan”) and the Loan and Security Agreement dated July 5, 2012 (the “2012 Term Loan”).

With respect to the 2013 Term Loan, the parties agreed that upon closing of an offering by the Company in which it raises at least $6 million, all outstanding amounts of principal and interest under the 2013 Term Loan will convert into the Company’s common stock on the same terms as such shares sold to other investors in the offering.

With respect to the 2012 Term Loan, Northeast Capital agreed to (i) extend the maturity date by three years to July 5, 2020, (ii) provide that interest will be payable only on maturity, and (iii) provide that the events of default will only be nonpayment at maturity or the Company’s insolvency.

Upon conversion of the 2013 Term Loan as set forth above, the Company agreed to issue to Northeast Capital a fully-vested warrant to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the higher of $1.00 per share or the price at which shares are sold in the offering.

The foregoing description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Northeast Capital and its affiliates from time to time have provided in the past and may provide in the future commercial lending services to the Company and its affiliates in the ordinary course of business.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K with respect to the entering into the letter agreement is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

10.1                        Letter agreement dated as of October 7, 2013 by and between Caliber I.D. and Northeast LCD Capital, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCID, INC.

Date: October 11, 2013	By:	/s/ Richard J. Pulsifer
Richard J. Pulsifer
Chief Financial Officer